EXHIBIT 99.1

                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE

                           Titanium Metals Corporation

                            1999 Broadway, Suite 4300

                             Denver, Colorado 80202

                 TIMET FILES LAWSUIT AGAINST THE BOEING COMPANY
                             OVER LONG-TERM AGREEMENT

         DENVER, COLORADO . . . March 22, 2000 . . . Titanium Metals Corporation (NYSE:TIE) announced today that it has filed a lawsuit in state court in Denver against The Boeing Company for repudiation and breach of the long-term titanium purchase and supply agreement between the two companies. TIMET indicated that it is seeking damages that it estimates will be in excess of $600 million.

         J. Landis Martin, Chairman, President & Chief Executive Officer, stated, "We are disappointed that we have been forced to take this very serious step to enforce our rights. TIMET has worked diligently and earnestly over many months to make this contract a success for both TIMET and Boeing." Under the agreement, entered into in 1997, Boeing was required to buy, directly or indirectly, certain minimum volumes of titanium products from TIMET for each year of the ten-year contract.

         Martin continued, "However, after repeated assurances over two years of Boeing's good faith, Boeing has demanded that the agreement be re-negotiated to better suit Boeing's needs, including lower pricing and the elimination of any minimum Boeing purchase requirement, indicating that Boeing does not intend to live up to its commitments under the deal after 2000. We did not feel that we were left with any reasonable alternative to legal action."

         TIMET is represented in this lawsuit by the law firm of Bartlit Beck Herman Palenchar & Scott, which has a site on the World Wide Web at http://www.bartlit-beck.com.

         Titanium Metals Corporation, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available, including a copy of the complaint against Boeing, on the World Wide Web at http://www.timet.com.

         TIMET's Chairman, Chief Executive Officer and President, J. Landis Martin, is available for a limited number of interviews. Please contact Jamie Diaferia (Levick Communications) to schedule at (203) 359-8851. A copy of the complaint may also be obtained on Levick's website at http://www.legalnewsnet.com/news/news_story.asp?story_id=2603.

NOTE: A conference call for the investment community will be held at 11:00 A.M., Eastern Time, on Wednesday, March 22, 2000. On the conference call will be J. Landis Martin, Chairman, President and Chief Executive Officer, and Mark A. Wallace, Executive Vice President and Chief Financial Officer. Participants can access the call by dialing 800-450-0786 (domestically) and 612-332-0637 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on March 31, 2000, by dialing 800-475-6701 (domestically) and 320-365-3844 (internationally), and using the access code 509871.

         The statements in this release (and statements made in the call with the investment community referred to below) relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, the performance of The Boeing Company and other aerospace manufacturers under their long-term purchase agreements with the Company, global economic conditions, global productive capacity for titanium, changes in product pricing, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply or achieve lower costs, the possibility of labor disruptions, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product development and the supply of raw materials and services and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

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